Exhibit 5.1

January 24, 2003

Bear Creek Mining Corporation
Suite 2393, 595 Burrard Street
Vancouver, BC
V7X 1K8

Attention: Cheryl Wheeler

Dear Mesdames:

Bear Creek Mining Corporation (formerly EVEolution Ventures Inc.)

We have acted as counsel in British Columbia for Bear Creek Mining Corporation, a Yukon Territory corporation (the “Corporation”) (formerly EVEolution Ventures Inc., a British Columbia company), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form SB-2 (the “Registration Statement”), including a prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act (the “Prospectus”) relating to common shares in the capital of the Corporation (the “Shares”) and units (the “Units”) consisting of Shares and common share purchase warrants, as follows: (i) a “commercially reasonable efforts” all-or-none offering of 11,000,000 Units to be issued and sold by the Corporation; and (ii) the offering of up to 8,942,489 Shares by certain shareholders of the Corporation, of which 378,947 Shares (the “Shareholders’ Shares”) are issued and outstanding as of the date of this opinion.

Scope of Review

For the purposes of our opinion, we have reviewed the minute book of the Corporation and have examined originals or copies, certified or identified to our satisfaction, of the Memorandum and Articles of the Corporation as they were prior to the Corporation’s re-incorporation in the Yukon.

Assumptions

In rendering this opinion, we have assumed:

1.     The genuineness of all signatures;

2.     The authenticity and completeness of all documents submitted to us as originals;

3.      The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received; and

4.      The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Law Corporation

Practice Restriction

We are solicitors qualified to carry on the practice of law in British Columbia and we express no opinion as to any laws or matters governed by the laws other than British Columbia and the federal laws of Canada applicable therein in effect as at the date of this opinion.

Opinion

Based upon the foregoing, we are of the opinion that the Shareholders’ Shares were duly authorized and are validly issued as fully paid and non-assessable Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading “Legal Matters” in the Prospectus.

This opinion is being delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties.

Very truly yours,

“Nexus Venture Capital Lawyers”